99.1 Press Release

MWW Automotive Group Expands Management Structure, Hires New CFO with Proven Success in Financial and Automotive Sectors

HOWELL, Mich., October 20, 2009 – MWW Automotive Group (OTC BB:MWWC.OB - News), a global automotive  firm providing design services and designing and manufacturing accessories for many of the world's leading automotive manufacturers, with facilities in the US and Germany, announced today that it has hired James Davis as the Company’s new Chief Financial Officer.  James Marvin, one of the co-founders of MWW, who has held the position of CFO and COO, will now focus exclusively on his functions as Chief Operating Officer and Member of the Board of Directors.

Jim Davis brings 30 years’ experience in different positions in the financial and automotive sectors, including public accounting as Audit Manager at Coopers & Lybrand. In this capacity he audited middle market companies’ financial reporting and assisted in taking privately owned companies public. Recently he held the position of Chief Financial Officer for the Epoch Group and Wisne Holdings.

After his engagement with Coopers & Lybrand, he spent a significant amount of time as Controller for Progressive Tool & Industry Company, a privately owned Tier 1 automotive supplier.  There he was responsible for new business development, banking and investor relations and financial planning and reporting.  He helped to grow the company from $100 million to $600 million in revenue and subsequently participated in the negotiation and preparation of the company’s sale to FIAT.  After the completion of the sale, Jim was appointed CFO of the entity that was formed to manage the remaining assets and to develop and manage new entities.

As CFO of MWW, Jim has significant experience in negotiating financial terms and developing successful transition and growth plans for small to midsize businesses.   Jim has proven success in driving efficiency, revenues and productivity through the evaluation of financial management systems and the implementation of process improvements. He will direct the financial management teams of MWW Group of companies and all sales and marketing efforts, with the goal of improving revenues and profitability.

James Marvin, COO and former CFO, stated: “We are very happy that Jim Davis accepted the position as our CFO.  As we are expanding our global operations, I am sure that we will benefit greatly from his experience. This will allow me to focus my attention more on improving operational efficiency, expand my experience in domestic and international sourcing and manufacturing, coordinate the efficient use of the shared engineering and manufacturing resources among all MWW companies in the US and Germany, and continue to improve communication with our large suppliers and customers”.

About MWW Automotive Group

MWW Automotive Group (OTC BB:MWWC.OB - News) is a full-service global design, engineering and manufacturing firm providing customized accessories for leading international vehicle manufacturers. MWW's products customize cars, sport utility vehicles (SUVs) and light trucks to meet consumer demand for vehicles reflecting their individual lifestyles and personalized needs. Noted for its adherence to the highest quality requirements, MWW and its global subsidiaries provide substantial added value to the sale of vehicles for leading international automobile manufacturers such as Toyota, BMW, Kia Motors, GM and Ford in the US and Europe.

Headquartered in Howell, Michigan and Munich, Germany, MWW delivers its products and services directly to select global automobile manufacturers' vehicle processing centers, distribution centers and/or assembly lines in the United States, Canada and Europe. The centers' technical teams install the MWW designed and manufactured products in a variety of vehicle types and deliver the accessorized automobiles into the dealer channels in their respective countries. The company's mission is to continue expanding its position as a truly global automotive company and to fully utilize its combined U.S. and European design and manufacturing resources to consistently provide the most innovative and leading edge automotive accessories for an increasingly demanding global market. The Company also provides proprietary design services directly to BMW from within the BMW design facility in Munich, Germany.

More information and a full presentation about MWW Automotive Group is available at www.mwwautomotive.com; please email any questions about the company to investorrelations@mwwautomotive.com  or contact Consulting for Strategic Growth 1 at info@CFSG1.com.

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Certain statements in this press release that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by the use words such as "anticipate," "believe," "expect," "future," "may," "will," "would," "should," "plan," "projected," "intend," and similar expressions. Such forward-looking statements, involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements to be materially different from those expressed or implied by such forward-looking statements. The Company's future operating results are dependent upon many factors, including but not limited to the Company's ability to: (i) obtain sufficient capital or a strategic business arrangement to fund its expansion plans; (ii) build the management and human resources and infrastructure necessary to support the growth of its business; (iii) competitive factors and developments beyond the Company's control; and (iv) other risk factors discussed in the Company's periodic filings with the Securities and Exchange Commission, which are available for review at www.sec.gov under "Search for Company Filings."

Consulting For Strategic Growth1, Ltd. ("CFSG1") provides Marketing Worldwide Corporation with consulting, business advisory, investor relations, public relations and corporate development services. Independent of CFSG1's receipt of cash compensation from MWW, CFSG1 may choose to purchase the Company's common stock and thereafter liquidate those securities at any time it deems appropriate to do so.

Contact:

     COMPANY CONTACT:
     Rainer Poertner
     Business Development
     Tel: 1-517-540-0045, x43
     Fax: 1-517-540-0923
     Email Contact:
     rpoertner@mwwautomotive.com
     www.mwwautomotive.com
     www.modelworxx.com
     www.conner24.de
     www.connerpro.us
     www.conceptone.us
INVESTOR RELATIONS: Stanley Wunderlich CEO Consulting for Strategic Growth 1 Tel: 1-800-625-2236 Fax: 1-646-205-7771 Email Contact info@cfsg1.com www.cfsg1.com